Exhibit 5.1

Dallas Denver Fort Lauderdale Jacksonville Los Angeles Madison Miami New York Orlando Tallahassee Tampa Tysons Corner Washington, DC West Palm Beach	One Southeast Third Avenue 25th Floor Miami, Florida 33131-1714 www.akerman.com 305 374 5600 tel 305 374 5095 fax

October    , 2009

Enterprise Acquisition Corp.

6800 Broken Sound Parkway

Boca Raton, Florida 33487

ARMOUR Residential REIT, Inc.

3005 Hammock Way

Vero Beach, Florida 32963

RE: Registration on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Enterprise Acquisition Corp. (“Enterprise”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) for ARMOUR Residential REIT, Inc. (“ARMOUR”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the merger (the “Merger”) of Enterprise with and into ARMOUR Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of ARMOUR, with Enterprise surviving the merger and becoming a wholly owned subsidiary of ARMOUR pursuant to the terms of the Agreement and Plan of Merger dated as of July 29, 2009, among Enterprise, Merger Sub and ARMOUR (the “Merger Agreement”).  Such Registration Statement relates to the registration by ARMOUR of (i) 25,100,000 shares of shares of common stock, par value $0.001 per share, of ARMOUR (“ARMOUR Common Stock”) to be issued in connection with the Merger (the “Merger Shares”; (ii) 32,500,000 warrants (the “Warrants”) to purchase shares of ARMOUR Common Stock; and (iii) 32,500,000 shares of ARMOUR Common Stock underlying the Warrants (the “Warrant Shares”) (collectively, the “Shares”).

In connection with the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.  In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted  to us as originals and the conformity to the original documents of all copies.

In rendering this opinion we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of ARMOUR will have approved the issuance of the Shares in connection with the transactions contemplated by the Merger Agreement, (iii) the stockholders of Enterprise and ARMOUR will have adopted the Merger Agreement, and (iv) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and such transactions are consummated.

On the basis of the foregoing, we are of the opinion that (i) the Merger Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable shares of ARMOUR Common Stock; (ii) the Warrants, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be binding obligations on ARMOUR; and (iii) the Warrant Shares, will be validly issued, fully paid and non-assessable shares of ARMOUR Common Stock.

The opinion expressed herein is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

AKERMAN SENTERFITT